EXHIBIT 10.17

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made by and between Tricia Rothschild and his/her heirs, agents, and assigns (hereinafter, “Employee”) and Morningstar, Inc. and its affiliates, directors, officers, employees, agents, successors and assigns (hereinafter, the “Company”).
In consideration of the mutual promises contained herein, the parties agree to the following terms:

1.
Termination of Employment. Employee’s employment with the Company shall terminate effective December 31, 2019 (the “Termination Date”). Employee acknowledges that his/her right to compensation and benefits from the Company will terminate on the Termination Date, except as specifically set forth in this Agreement, except as vested under the terms of any employee benefit plan in which Employee is a participant, and except as required by law.

2.
Waiver and Release by Employee. In exchange for the payments and benefits described herein and except as set forth in this Agreement, Employee waives and releases all claims and causes of action he/she may have, whether known or unknown, through the date he/she signs this Agreement, including but not limited to any claims against the Company arising out of his/her employment or separation from employment. This includes, but is not limited to, all claims and causes of action alleging that the Company has:

a.	violated public policy, the Company’s personnel policies, handbooks or any contract of employment;

b.	has defamed Employee, invaded his/her privacy, inflicted emotional distress upon him/her, or committed any other violation of state common law;

c.
has discriminated against Employee on the basis of any characteristic protected by law or otherwise violated his/her rights, including any right arising under the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Equal Pay Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, any state or local anti-discrimination law, or any other federal, state, or local law, regulation, or ordinance, to the extent allowed by law.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed to release Employee’s rights under any retirement benefit plan maintained by the Company of which Employee is a participant, or to the payments and benefits as provided in this Agreement. Further, notwithstanding the foregoing, Employee does not waive any rights of indemnification that she may have against the Company pursuant to Section 8.75 of the Illinois Business

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Corporation Act of 1953, as amended, pursuant to the Company’s Bylaws in effect on the date hereof, or any agreement between the Company and Employee providing for indemnification in her capacity as an officer, employee or agent of the Company.

3.
Waiver and Release by Company. In exchange for the waivers and releases described hereinabove, the Company waives and releases all claims and causes of action it may have against Employee of any kind or nature, whether known or unknown, through the date it signs this Agreement, except claims based on fraud, willful misconduct, bad faith, gross negligence, breach of the fiduciary duty of loyalty, and breach of Employee’s obligations under this Agreement.

4.	Employee Acknowledgements. Employee further acknowledges that:

a.	He/she is entering into this Agreement knowingly and voluntarily;

b.	He/she has been advised by the Company to consult an attorney; and

c.	He/she has been offered 21 days from the date he/she received this Agreement to consider whether to sign it.

5.
Revocation. After Employee signs this Agreement, he/she will have seven (7) days to revoke it. If Employee chooses to revoke this Agreement, he/she must deliver a written revocation to the Company representative indicated below within seven (7) days after he/she signs it.

6.	Payments and Benefits. In consideration of the promises and releases set forth in this Agreement, the Company has agreed to provide certain payments and benefits to Employee, as follows:

a.
The Company agrees to pay Employee a bonus for 2019. The amount of the bonus will be determined by multiplying (i) Employee’s 2019 target bonus by (ii) the 2019 bonus funding rate applicable to Employee, as determined under the Morningstar, Inc. Incentive Plan, and (iii) a percentage that considers the Employee’s individual performance and contributions during 2019.  This payment will be made no later than February 28, 2020.

b.
The Company agrees that, subject to i) approval by the Compensation Committee of the Board of Directors and ii) Employee’s compliance with his/her obligations under this Agreement, Employee’s unvested Restricted Stock Units (RSU) and Market Stock Units (MSU) that were granted more than one year prior to the Termination Date shall not terminate as a result of the termination of Employee’s employment with the Company on the Termination Date and shall continue to vest as if Employee remained employed (collectively, the “Retained Units”). Specifically, Employee’s unvested RSUs will continue to vest and be released to Employee on the dates that they would have been released had he/she remained employed.

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Similarly, Employee’s unvested MSUs will remain outstanding and the number of MSUs Employee earns will vest and be released to Employee after the end of the performance period and based on the final performance and corresponding payout factor as they would have if Employee had remained employed.  (Note: Employee may have tax obligations due prior to when they would have come due if he/she had remained employed.)

c.	Employee acknowledges that the payments and benefits set forth in paragraphs 5(a) and (b) above exceed those to which he/she would otherwise be entitled upon separation of employment from the Company.

7.	No Admission. Employee agrees that this Agreement does not constitute any admission of fault, responsibility, or liability on the part of the Company or Employee.

8.	Company Property. Employee agrees that he/she will return all Company property to the Company, on or before the Termination Date.

9.
Non-Disparagement. Employee agrees not to defame or disparage, either orally or in writing, the Company or its products and services. The Company agrees that it will not defame or disparage, either orally or in writing, Employee. This provision is not intended to and does not limit either party’s right to communicate directly with any government agency or entity or cooperate fully in any government investigation or other legal proceeding. Additionally, it is not intended to and does not limit Employee’s right to engage in activity protected by law, including filing a complaint or charge with a government agency or entity. Furthermore, it does not limit Employee’s right to make truthful disclosures or statements relating to unlawful employment or other business practices.

10.	Non-Compete and Non-Solicitation. For the duration of Employee’s employment with the Company and prior to May 16, 2022, Employee agrees not to:

a.	Provide services of any kind, whether as an employee or independent contractor, to the following competitors of the Company: Envestnet, Factset, Refinitiv, Bloomberg, Financial Express, and Orion.

b.
Directly or indirectly solicit, recruit, or attempt to persuade any employee of the Company to cease employment with the Company. Similarly, Employee will not directly or indirectly solicit, recruit, or attempt to persuade any employee of the Company to accept employment or enter into an independent contractor relationship with the competitors of the Company listed in the preceding paragraph.

The parties acknowledge that the sole and exclusive remedy of the Company for Employee’s violation of the covenant set forth in Paragraph 10(a) above is the cessation of Employee’s further vesting in the Retained Units; provided, however,

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the Company retains the right to pursue all legal and equitable remedies for any violation of Employee’s other obligations under this Agreement.

11.
Confidential Information. Employee acknowledges and agrees that, during the course of his/her employment with the Company, he/she has come into contact with and become aware of certain confidential information and/or trade secrets of the Company and its customers.

a.
Consequently, Employee covenants and agrees that he/she will not, directly or indirectly, use or disclose to any person or entity, any confidential information or trade secrets of the Company, or any customer of the Company, without prior written authorization of the Company, before, on, or after the Termination Date.

b.
For purposes of this Agreement, "Confidential information" shall mean the following, whether or not in written form or marked "Confidential," whether developed by the Company or others, which relate to the Company’s business, operations, research, developments, products or activities and which are not otherwise generally available to the public:

(i)	proprietary or technical data, know‑how, trade secrets, inventions, processes, designs, specifications, models, plans, diagrams, reports, drawings, and patterns;

(ii)	personnel, purchasing, financial, marketing, distribution and other information;

(iii)	customer lists and other customer relations information; and

(iv)	personnel and employment matters relating to the Company’s employees.

c.
This provision is not intended to and does not limit Employee’s right to communicate directly with any government agency or entity or cooperate fully in any government investigation or other legal proceeding. Additionally, it is not intended to any does not limit Employee’s right to engage in activity protected by law, including filing a complaint or charge with a government agency. Furthermore, it does not limit Employee’s right to make truthful disclosures or statements relating to unlawful employment or other business practices.

12.
Employee Cooperation. Employee further agrees that he/she will reasonably cooperate with the Company in matters in which he/she was involved while employed, if requested by the Company to do so, provided that such cooperation shall not shall not conflict with the legal or ethical obligation that Employee has with any third party.

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13.	Severability. The parties agree that if any part of this Agreement is found to be illegal or invalid, the remainder of the Agreement will be enforceable.

14.
Entire Agreement. This Agreement comprises the entire agreement between Employee and the Company and cancels all previous negotiations and agreements in connection with the subject matter of this Agreement. This Agreement may not be modified or supplemented except in writing and signed by Employee and the Company’s Head of Talent & Culture.

15.
Choice of Law and Venue. The provisions of this Agreement shall be governed by the laws of the State of Illinois. Any proceeding to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction located in Cook County, Illinois.

16.
Effectiveness of Agreement. This Agreement shall automatically terminate and neither party shall have any further duty or obligation hereunder unless the Company’s Compensation Committee of the Company’s Board of Directors approves this Agreement (including the provisions of Paragraph 5(b) relating to the Retained Units) on or before December 31, 2019.

The undersigned state that they have carefully read this Agreement, that they know and understand its terms, and that they sign it freely.

/s/ Tricia Rothschild                                10/30/2019
Employee                                    Date

FOR COMPANY:

/s/ Bevin Desmond                                10/30/2019
Bevin Desmond, Head of Talent & Culture                    Date